Exhibit 107

Calculation of Filing Fee Tables

Schedule TO-I

(Form Type)

PDD Holdings Inc.

(Name of Issuer)

Table 1 – Transaction Valuation

	Transaction Valuation		Fee Rate		Amount of Filing Fee
Fees to Be Paid	—				—
Fees Previously Paid	$2,000,000,000.00	(1)	0.01476	%(2)	$295,200.00	(2)
Total Transaction Valuation	$2,000,000,000.00
Total Fees Due for Filing					$295,200.00	(2)
Total Fees Previously Paid					$295,200.00	(2)
Total Fee Offsets					—
Net Fee Due					—

(1)	Calculated solely for purposes of determining the filing fee. The purchase price of the 0.00% Convertible Senior Notes due 2025 (the “Notes”), as described herein, is US$1,000 per US$1,000 principal amount outstanding. As of October 25, 2023, there was US$2,000,000,000.00 aggregate principal amount of Notes outstanding, resulting in an aggregate maximum purchase price of US$2,000,000,000.00 (excluding accrued but unpaid special interest, if any).

(2)	The filing fee of $295,200.00 was previously paid in connection with the filing of the Tender Offer Statement on Schedule TO on October 26, 2023 by PDD Holdings Inc. (File No. 005-90585). The amount of the filing fee was calculated in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, and equals $147.60 for each US$1,000,000 of the value of the transaction.

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